[Logo of CBRL Group, Inc.]                               Post Office Box 787
                                                         Lebanon, Tennessee
                                                                 37088-0787
                                                         Phone 615.443.9869

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CBRL Group, Inc.
--------------------------------------------------------------------------------

                                                Contact: Lawrence E. White
                                                         Senior Vice President/
                                                            Finance and
                                                         Chief Financial Officer

     CBRL GROUP, INC. ANNOUNCES INCREASE IN DILUTED NET INCOME PER SHARE FOR
                           FISCAL 2005 FOURTH QUARTER
                 Announces Results for Full Year of Fiscal 2005
  Reports Sales for August and Hurricane Katrina Effects
                        Provides Guidance for Fiscal 2006

LEBANON,  Tenn. (September 8, 2005) -- CBRL Group, Inc. (the "Company") (Nasdaq:
CBRL) today announced results for the fourth quarter and fiscal year ended July 29, 2005, reporting fourth quarter diluted net income per share of $0.74, a 32.1% increase from $0.56 in the fourth quarter of fiscal 2004. Excluding the $0.07 per diluted share effect of a legal settlement charge recorded in the fourth quarter of fiscal 2004, diluted net income per share for the fourth quarter of fiscal 2005 increased 17.5%. Throughout this press release, in making income comparisons to 2004, the Company has excluded the effects of the litigation settlement in the fourth quarter of fiscal 2004 because the Company believes that the adjusted results present a more fair and appropriate comparison. A reconciliation to the actual results as reported is set forth in the table at the end of this press release. In addition, the Company reported sales for fiscal August, commented on the impact of Hurricane Katrina, and provided guidance for fiscal 2006 including stock options expense.

         Highlights of the fiscal 2005 fourth-quarter and full-year results include:

     o Comparable store restaurant sales for the fourth fiscal quarter were up 4.1% for Cracker Barrel Old County Store(R) ("Cracker Barrel") operations, and comparable store retail sales at Cracker Barrel were down 2.0%.

     o Comparable restaurant sales for the fourth fiscal quarter were up 1.9% in the Company's Logan's Roadhouse(R) ("Logan's") restaurants.

     o Diluted net income per share for the fourth quarter of $0.74 was up 32.1% (17.5% excluding the effect of the settlement charge last year) and net income was up 27.0% (14.1% excluding the effect of the settlement charge last year) from the year-ago quarter on an 8.6% increase in total revenue.

     o Operating income margin in the fourth quarter of 9.0% increased from 7.9% (8.8% excluding the effect of the settlement charge last year) in the year-ago quarter.

     o Full-year diluted net income per share for fiscal 2005 of $2.45 was up 15.6% (12.4% excluding the effect of the settlement charge last year) from fiscal 2004.

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
CBRL Announces Fourth Quarter Results
Page 2
September 8, 2005


     o Net cash provided by operating activities for fiscal 2005 of $280 million was up sharply from $200 million in fiscal 2004 and substantially exceeded the $171 million of cash used for purchase of property and equipment (capital expenditures) in fiscal 2005.

     o Repurchase of approximately 0.7 million shares of the Company's outstanding common stock in the fourth quarter for approximately $27 million brought fiscal 2005 repurchases to approximately 4.1 million shares at an aggregate cost of approximately $159 million.


Fourth-Quarter Fiscal 2005 Results

Total revenue for the fourth fiscal quarter ended July 29, 2005 of $659.7 million represented an increase of 8.6% above the fourth fiscal quarter of 2004. Comparable store restaurant sales for the fourth quarter for the Cracker Barrel concept increased 4.1%, including a 4.5% higher average check, while guest traffic was 0.4% lower. Cracker Barrel's average menu price increase for the full quarter was approximately 4.0% compared with last year. Comparable store retail sales at Cracker Barrel decreased 2.0% for the quarter. Logan's comparable restaurant sales for the quarter were up 1.9% as average check increased 2.3% while guest traffic decreased 0.4%. Logan's had approximately 2.5% of average menu price increase during the fourth quarter compared with last year. During the quarter, the Company opened nine new Cracker Barrel units and one new Logan's company-owned restaurant.

The Company reported net income for the fourth quarter of fiscal 2005 of $37.6 million, or $0.74 per diluted share, up 27.0% and 32.1%, respectively, above net income of $29.6 million and diluted net income per share of $0.56 for the fourth quarter of fiscal 2004. Excluding the effect of the prior-year after-tax settlement charge of $3.3 million, or $0.07 per diluted share, fourth-quarter fiscal 2005 net income and diluted net income per share would have risen 14.1% and 17.5%, respectively. During the fourth quarter, the Company repurchased approximately 0.7 million shares of its common stock at a cost of approximately $27.4 million.

Operating income for the fourth quarter increased 23.3% from the prior year (11.3% from prior year excluding the effects of the litigation charge) and was 9.0% of total revenue compared to 7.9% in the fourth quarter of fiscal 2004 (8.8% in fiscal 2004 excluding the effects of the litigation charge). Compared with the fourth quarter of last year (excluding the effects of the litigation charge), operating income margin reflected lower product costs and labor and related expenses, offset in part by higher other operating expenses, including higher advertising, utilities and maintenance expenses, and higher general and administrative expenses, primarily due to higher bonus accruals.

Commenting on the fourth-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, "We are very pleased to report solid growth in diluted net income per share for the fourth quarter that was in line with our guidance and above our long-term growth objective. We saw positive restaurant sales results in Cracker Barrel and Logan's during the quarter despite indications of pressure on consumer discretionary spending. We were encouraged by the guest appeal of our summer seasonal menu at Cracker

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

CBRL Announces Fourth Quarter Results
Page 3
September 8, 2005

Barrel and by improvements in overcoming operational challenges created by the variety of new menu items included on a seasonal menu."

Woodhouse added, "Our retail sales were below our expectations, which we believe also reflected weakness in consumer discretionary spending as well as issues with product freshness and inventory depth in certain seasonal and core product lines. However, we were delighted by the success of the exclusive music CD by Allison Kraus and Union Station that we introduced during the quarter, and we continue to be encouraged by the growth in the music portion of our retail business."

Full-Year Fiscal 2005 Results

Total revenue for the 12 months ended July 29, 2005 of $2.6 billion represented a 7.8% increase above full-year fiscal 2004 total revenue. Comparable store restaurant sales for the full year for Cracker Barrel increased 3.1%, including a 4.0% higher average check, while guest traffic was 0.9% lower. The average menu price increase for the full year at Cracker Barrel was 2.9%. Comparable store retail sales at Cracker Barrel decreased 2.7% for the full year of fiscal 2005. Logan's comparable restaurant sales for the full year were up 3.4%, with a 3.9% increase in average check, while guest traffic declined 0.5%. The average menu price increase for the full year at Logan's was 3.2%. During the year, the Company opened 25 new Cracker Barrel units and 17 new company-owned Logan's locations; three new franchised Logan's restaurants also opened.

The Company reported net income for the twelve-month period of fiscal 2005 of $126.6 million, or $2.45 per diluted share, reflecting increases of 13.2% and 15.6%, respectively, from net income of $111.9 million and diluted net income per share of $2.12 for the twelve-month period of fiscal 2004. Excluding the effect of the legal settlement charge in fiscal 2004 (which was $0.06 per diluted share for the full year), net income and diluted net income per share for the full fiscal year of 2005 increased 9.9% and 12.4%, respectively, from fiscal 2004.

The Company reported that net cash provided by operating activities for fiscal 2005 of $279.9 million was up sharply from $200.4 million in fiscal 2004 and substantially exceeded net cash used for the purchase of property and equipment (capital expenditures) of $171.4 million. This marked the fifth consecutive year in which cash provided by operating activities exceeded capital expenditures by at least $50 million. The increased cash provided by operating activities reflected increased levels of accounts payable from the relatively low levels at the end of fiscal 2004 as well as the higher reported net income. Capital expenditures were higher than the prior year's $144.6 million, primarily owing to the costs of an increased number of new store openings, including increased spending on stores scheduled to open in the coming fiscal year.

The Company repurchased approximately 4.1 million shares of its common stock at a cost of approximately $159.3 million during fiscal 2005 and paid $22.8 million in dividends to shareholders. At the end of the fiscal year, the Company had

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CBRL Announces Fourth Quarter Results
Page 4
September 8, 2005

approximately 0.8 million shares remaining to be repurchased under a previously disclosed authorization.

August Fiscal 2006 Sales and Hurricane Katrina Effects in September

The Company reported that comparable store restaurant sales for the four weeks ending Friday, August 26, 2005 in its Cracker Barrel units were up 0.9% from the comparable period last year, with an approximately 3.7% higher average check, including approximately 4.1% higher menu pricing. Cracker Barrel comparable store retail sales in August were down 9.5%. Comparable restaurant sales in the Company's Logan's restaurants in August were up 1.4%, with an approximately 2.1% higher average check, including approximately 2.5% higher menu pricing.

In fiscal September, the Company's operations were affected unfavorably by Hurricane Katrina. As of today, the Company has lost approximately 95 store operating days due to closings for damages and power outages, and four stores (three Cracker Barrel units and one Logan's restaurant) will remain closed for an as yet undetermined time for repairs. None of the Company's locations was destroyed, and an assessment of total damages, repairs, clean-up, lost sales, and potential insurance recoveries is incomplete, but the Company presently believes that the impact will be in the range of one to two cents per diluted share in the first quarter.

The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Fiscal 2006 Earnings Guidance

The Company provided guidance for its first quarter and full year for fiscal 2006. As described above, there has been a marked decline in the Company's recent sales trends, especially in retail, which the Company believes is attributable to consumer behavior surrounding the recent rapid escalation in gasoline prices and possibly other pressures on discretionary income (including higher mortgage payments and car payments). Additional softening occurred following Hurricane Katrina. At this time there is no way to be assured of the continuing magnitude or duration of these trends, and the Company cautions that its guidance therefore reflects an unusual amount of uncertainty.

The Company noted that it will adopt a new accounting rule beginning in the first quarter of fiscal 2006 (Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment"), which requires the Company to recognize as expense the fair value of new and unvested stock option grants. For the first

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CBRL Announces Fourth Quarter Results
Page 5
September 8, 2005

quarter of fiscal 2006, which ends October 28, 2005, the Company's present guidance is for diluted net income per share of approximately $0.53 to $0.57, including an estimated $0.03 to $0.04 effect of stock options expense, compared with $0.57 per share in the first quarter of fiscal 2005, which did not include stock options expense. Total revenue in the first fiscal quarter is projected to increase approximately 4% to 6% from a year ago. The Company presently expects comparable store restaurant sales for the full first quarter to be between a 1% decline and a 1% increase compared to prior year at Cracker Barrel, with comparable retail sales expected to reflect a mid to high single digit percentage decline from last year. The Company presently expects a comparable restaurant sales increase at Logan's for the first quarter of approximately 1% to 3%. The Company presently expects operating income margins for the quarter to be below the first quarter of last year, excluding the effect of stock options expense (which will have an estimated 0.4% effect on operating margins), reflecting sales softness and higher other operating expenses (including higher utilities and advertising expenses) and general and administrative expenses, partly offset by lower product costs as a percent of revenue. The Company presently expects to open seven new Cracker Barrel units in the first quarter, four of which have already opened, and five new Logan's company-operated units, three of which have already opened. In addition, one new franchised Logan's restaurant is expected to open in the first quarter.

For the full year of fiscal 2006, the Company's present guidance is for diluted net income per share of approximately $2.41 to $2.55, including the effect of stock options expense in fiscal 2006, which the Company presently estimates to be approximately $0.14 to $0.16 per diluted share for the full year, compared with $2.45 for fiscal 2005, which did not include stock options expense. Revenues for the full year presently are expected to increase in the mid to high single digits on a percentage basis, with comparable store sales trends improving gradually over the course of the fiscal year. Operating margins for the full year are expected to be down as a result of sales softness and options expense, and the Company expects a higher income tax rate in fiscal 2006. During fiscal 2006, the Company presently expects to open 26 new Cracker Barrel units and 22 to 24 new Logan's company-owned and four new franchised restaurants. As mentioned above, the Company has 0.8 million shares remaining to be repurchased under a previously disclosed authorization, but it presently expects not to make any additional share repurchases before the end of the first fiscal quarter as it applies cash to seasonal working capital needs and capital expenditures.

Commenting on the Company's guidance, Woodhouse said, "As one would expect in the aftermath of such a catastrophic event as Hurricane Katrina, our outlook is highly uncertain at this time, and we expect challenges for some time in our industry until consumer sentiment and spending strengthen. We continue to believe that our brands are well positioned for growth and will benefit from an improving consumer spending outlook. While we are working to develop plans to address ongoing issues in our retail business, we are striving at the same time to evaluate new initiatives that we think have potential to generate incremental improvements in our restaurant operations and support achievement of our long-term objectives."

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CBRL Announces Fourth Quarter Results
Page 6
September 8, 2005

Fiscal 2006 Calendar for Press Releases Disclosing Financial Results

The Company announced its calendar for scheduled press releases disclosing its financial results and earnings guidance during fiscal 2006. The Company noted a change in its calendar for reporting quarterly and year-end financial results. Due to new requirements for financial reporting, including the addition of stock options expensing and increased Sarbanes-Oxley Section 404 reviews and documentation, the Company announced that the scheduled dates for release of quarterly and year-end financial results generally will shift from the Thursdays that are comparable to fiscal 2005 dates to the Tuesdays of the following week, except for the first fiscal quarter, which will shift to the following Monday. Dates and content of press releases are preliminary and subject to change. The expected schedule is as follows:

September 27, 2005: Sales results for 4 weeks ending September 23, 2005, no earnings guidance

November 1, 2005: Sales results for 5 weeks ending October 28, 2005, no earnings guidance

November 21, 2005: Financial results for first quarter of fiscal 2006, earnings guidance for second quarter of fiscal 2006

November 29, 2005: Sales results for 4 weeks ending November 25, 2005, no earnings guidance

December 28, 2005: Sales results for 4 weeks ending December 23, 2005, update to earnings guidance for second quarter

January 31, 2006: Sales results for 5 weeks ending January 27, 2006, no earnings guidance

February 21, 2006: Financial results for second quarter of fiscal 2006, earnings guidance for third quarter of fiscal 2006

February 28, 2006: Sales results for 4 weeks ending February 24, 2006, no earnings guidance

March 28, 2006: Sales results for 4 weeks ending March 24, 2006, update to earnings guidance for third quarter

May 2, 2006: Sales results for 5 weeks ending April 28, 2006, no earnings guidance

May 23, 2006: Financial results for third quarter of fiscal 2006, earnings guidance for fourth quarter of fiscal 2006

May 31, 2006: Sales results for 4 weeks ending May 26, 2006, no earnings guidance

June 27, 2006: Sales results for 4 weeks ending June 23, 2006, update to earnings guidance for fourth quarter

August 1, 2006: Sales results for 5 weeks ending July 28, 2006

September 12, 2006: Financial results for fourth quarter of fiscal 2006, earnings guidance for first quarter of fiscal 2007, sales results for 4 weeks ending August 25, 2006.

Fiscal 2005 Fourth-Quarter Conference Call

The live broadcast of CBRL Group's quarterly conference call will be available to the public on-line at www.vcall.com or www.cbrlgroup.com today beginning at 11:00 a.m. (EDT). The on-line replay will follow immediately and continue through September 15, 2005.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 533 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 127 company-operated and 23 franchised Logan's Roadhouse restaurants in 19 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking

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CBRL Announces Fourth Quarter Results
Page 7
September 8, 2005

statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, mortgage or other consumer debt payments, or general or regional economic weakness on sales and customer travel, discretionary income or personal expenditure activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; competitive marketing and operational initiatives; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; the effects of plans intended to promote or protect the Company's brands and products; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; the ability of the Company to open and operate new locations successfully; changes in foreign exchange rates affecting the Company's future retail inventory purchases; commodity, workers' compensation, group health and utility price changes; changes in building materials and construction costs; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company's products or restaurant food in general; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of terrorist acts or war and military or government responses; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; changes in interest rates affecting the Company's financing costs; disruptions to the company's restaurant or retail supply chain; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America ("GAAP"); effectiveness of internal controls over financial reporting; changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

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CBRL Announces Fourth Quarter Results
Page 8
September 8, 2005



                                CBRL GROUP, INC.
                          CONSOLIDATED INCOME STATEMENT
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                 Fourth Quarter Ended                     Fiscal Year Ended
                                     -----------------------------------------   ------------------------------------------
                                       7/29/05           7/30/04      Change       7/29/05            7/30/04       Change
                                     ----------        -----------    ------     ------------       -----------     ------
Total revenue                        $  659,707        $   607,499        9%     $  2,567,548       $ 2,380,947         8%
Cost of goods sold                      207,112            195,558        6           847,045           785,703         8
                                     ----------        -----------               ------------       -----------
Gross profit                            452,595            411,941       10         1,720,503         1,595,244         8
Labor & other related expenses          243,337            226,077        8           939,849           880,617         7
Other store operating expenses          116,362            105,617       10           447,506           405,139        10
                                     ----------        -----------               ------------       -----------
Store operating income                   92,896             80,247       16           333,148           309,488         8
General and administrative               33,360             31,967        4           130,986           126,501         4
                                     ----------        -----------               ------------       -----------
Operating income                         59,536             48,280       23           202,162           182,987        10
Interest expense                          2,177              2,146        1             8,693             8,444         3
Interest income                              --                 --        -                96                 5      1820
                                     ----------        -----------               ------------       -----------
Pretax income                            57,359             46,134       24           193,565           174,548        11
Provision for income taxes               19,798             16,563       20            66,925            62,663         7
                                     ----------        -----------               ------------       -----------
Net income                           $   37,561        $    29,571       27      $    126,640       $   111,885        13
                                     ==========        ===========               ============       ===========

Net income per share:
     Basic                           $     0.80        $      0.61       31      $       2.65       $      2.29        16
                                     ==========        ===========     ======   =============       ===========
     Diluted                         $     0.74        $      0.56       32      $       2.45       $      2.12        16
                                     ==========        ===========     ======   =============       ===========

Weighted average shares:
     Basic                           46,758,841         48,730,740       (4)       47,791,317        48,877,306        (2)
     Diluted                         52,204,963         54,383,440       (4)       53,382,007        54,952,633        (3)

Ratio Analysis
--------------
Net sales:
        Restaurant                         83.2%              82.1%                      80.7%             79.5%
        Retail                             16.7               17.8                       19.2              20.4
                                     ----------        -----------               ------------       -----------
            Total net sales                99.9               99.9                       99.9              99.9
Franchise fees and royalties                0.1                0.1                        0.1               0.1
                                     ----------        -----------               ------------       -----------
            Total revenue                 100.0              100.0                      100.0             100.0
Cost of goods sold                         31.4               32.2                       33.0              33.0
                                     ----------        -----------               ------------       -----------
Gross profit                               68.6               67.8                       67.0              67.0
Labor & other related expenses             36.9               37.2                       36.6              37.0
Other store operating expenses             17.6               17.4                       17.4              17.0
                                     ----------        -----------               ------------       -----------
Store operating income                     14.1               13.2                       13.0              13.0
General and administrative                  5.1                5.3                        5.1               5.3
                                     ----------        -----------               ------------       -----------
Operating income                            9.0                7.9                        7.9               7.7
Interest expense                            0.3                0.3                        0.4               0.4
Interest income                              --                 --                         --                --
                                     ----------        -----------               ------------       -----------
Pretax income                               8.7                7.6                        7.5               7.3
Provision for income taxes                  3.0                2.7                        2.6               2.6
                                     ----------        -----------               ------------       -----------
Net income                                  5.7%               4.9%                       4.9%              4.7%
                                     ==========        ===========               ============       ===========


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CBRL Announces Fourth Quarter Results
Page 9
September 8, 2005




                      CONSOLIDATED CONDENSED BALANCE SHEET
                          (Unaudited and in thousands)

                                                                                7/29/05          7/30/04
                                                                              ------------    -------------
Assets
Cash and cash equivalents                                                     $     17,173     $     28,775
Other current assets                                                               173,310          174,265
Property and equipment, net                                                      1,218,298        1,118,573
Goodwill                                                                            93,724           93,724
Other assets                                                                        30,767           20,367
                                                                              ------------     ------------
    Total assets                                                              $  1,533,272     $  1,435,704
                                                                              ============     ============

Liabilities and Shareholders' Equity
Accounts payable                                                              $     97,710     $     53,295
Other current liabilities                                                          197,635          188,940
Long-term debt                                                                     212,218          185,138
Other long-term obligations                                                        155,721          134,995
Shareholders' equity                                                               869,988          873,336
                                                                              ------------     ------------
    Total liabilities and shareholders' equity                                $  1,533,272     $  1,435,704
                                                                              ============     ============


                   CONSOLIDATED CONDENSED CASH FLOW STATEMENT
                          (Unaudited and in thousands)

                                                                                    Fiscal Year Ended
                                                                              -----------------------------
                                                                                7/29/05             7/30/04
                                                                              -----------      ------------
Cash flow from operating activities:
    Net income                                                                $   126,640       $   111,885
    Depreciation and amortization                                                  67,321            63,868
    Loss on disposition of property and equipment                                   3,654             3,334
    Accretion on zero-coupon notes                                                  5,579             5,408
    Impairment                                                                        431                --
    Net changes in other assets and liabilities                                    76,278            15,870
                                                                              -----------       -----------
        Net cash provided by operating activities                                 279,903           200,365
                                                                              -----------       -----------

Cash flows from investing activities:
    Purchase of property and equipment                                           (171,447)         (144,611)
    Proceeds from sale of property and equipment                                    1,381               945
                                                                              -----------       -----------
        Net cash used in investing activities                                    (170,066)         (143,666)
                                                                              -----------       -----------

Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                      520,500           150,000
    Principal payments under long-term obligations                               (499,188)         (157,125)
    Proceeds from exercise of stock options                                        39,341            50,210
    Purchase and retirement of common stock                                      (159,328)          (69,206)
    Dividends on common stock                                                     (22,764)          (16,191)
    Other                                                                              --                (1)
                                                                              -----------       -----------
        Net cash used in financing activities                                    (121,439)          (42,313)
                                                                              -----------       -----------


Net (decrease) increase in cash and cash equivalents                             (11,602)           14,386
Cash and cash equivalents, beginning of period                                    28,775            14,389
                                                                              -----------       -----------
Cash and cash equivalents, end of period                                      $    17,173       $    28,775
                                                                              ===========       ===========


                                     -MORE-

CBRL Announces Fourth Quarter Results
Page 10
September 8, 2005



                                CBRL GROUP, INC.
                            Supplemental Information
                                   (Unaudited)

                                                                          As of          As of
                                                                         7/29/05        7/30/04
                                                                        ----------     ----------
Common shares outstanding                                               46,619,803     48,769,368
                                                                        ==========     ==========

Units in operation:
     Cracker Barrel                                                            529             504
     Logan's Roadhouse - company-owned                                         124             107
                                                                          --------         -------
     Total company-owned units                                                 653             611
     Logan's Roadhouse - franchised                                             23              20
                                                                          --------         -------
     System-wide units                                                         676             631
                                                                          ========         =======

                                                             Fourth Quarter Ended                 Fiscal Year Ended
Net sales in company-owned stores:                           7/29/05         7/30/04          7/29/05        7/30/04
                                                          -------------  -------------    --------------  -------------
(In thousands)
     Cracker Barrel - restaurant                          $     453,757  $     416,913    $    1,696,706  $   1,574,030
     Cracker Barrel - retail                                    109,935        107,966           494,160        486,433
                                                          -------------  -------------    --------------  -------------
     Cracker Barrel - total                                     563,692        524,879         2,190,866      2,060,463
     Logan's Roadhouse                                           95,362         82,003           374,305        318,457
                                                          -------------  -------------    --------------  --------------
     Total net sales                                            659,054        606,882         2,565,171      2,378,920
     Franchise fees and royalties                                   653            617             2,377          2,027
                                                          -------------  -------------    --------------  -------------
     Total revenue                                        $     659,707  $     607,499    $    2,567,548  $   2,380,947
                                                          =============  =============    ==============  =============

Operating weeks - company-owned stores:
     Cracker Barrel                                               6,839          6,501            26,804         25,501
     Logan's Roadhouse                                            1,611          1,391             6,137          5,353

Average comparable store sales -
     company-owned stores: (In thousands)
Cracker Barrel - restaurant                               $       861.5  $       827.5    $      3,312.7  $     3,211.6
Cracker Barrel - retail                                           206.8          210.9             955.2          981.5
                                                          -------------  -------------    --------------  -------------
Cracker Barrel - total (484 and 466 units)                $     1,068.3  $     1,038.4    $      4,267.9  $     4,193.1
                                                          =============  =============    ==============  =============
Logan's Roadhouse (101 and 93 units)                      $       775.7  $       761.4    $      3,160.4  $     3,057.6
                                                          =============  =============    ==============  =============

Capitalized interest                                      $         278  $         187    $          870  $         615
                                                          =============  =============    ==============  =============

                                     -MORE-

CBRL Announces Fourth Quarter Results
Page 11
September 8, 2005




                                CBRL GROUP, INC.
        Reconciliation of non-GAAP financial measures to GAAP disclosures
                                   (Unaudited)

Certain comparisons made in this press release are against a prior year, fiscal 2004, excluding the effect of certain charges. As reported in the Company's fiscal 2004 annual consolidated financial statements, the Company incurred certain litigation settlement charges that reduced earnings. Since these charges related to settlement of long-standing litigation, the Company is showing operating income, net income and diluted net income per share results excluding the effects of these charges to improve the comparability of year-to-year results.. Reconciliation for the effect of such a charge on each of the GAAP financial disclosures to the non-GAAP financials used in this press release is shown below, and more detail of this charge may be found in the consolidated financial statements of the Company for fiscal 2004.

In the fourth quarter of fiscal 2004, the Company incurred a charge related to a settlement of certain lawsuits against the Company's Cracker Barrel subsidiary. The charge totaled $5.2 million before taxes and $3.3 million after the effect of income taxes.



(in thousands)                              Fourth Quarter Ended 7/30/04
                                            ----------------------------
                                                                                        Diluted
                                                                                        Net Income
                             Operating Income                 Net Income                Per Share
                             ----------------                 ----------                ---------
GAAP Financial Disclosure       $48,280                         $29,571                   $0.56
Add back effect of Charges        5,210                           3,340                   $0.07
                             ----------------                 ----------                ---------
Non-GAAP Financial Measure      $53,490                         $32,911                   $0.63


                                            Fiscal Year Ended 7/30/04
                                            -------------------------
                                                                                        Diluted
                                                                                        Net Income
                             Operating Income                 Net Income                Per Share
                             ----------------                 ----------                ---------
GAAP Financial Disclosure       $182,987                        $111,885                  $2.12
Add back effect of Charges         5,210                           3,340                  $0.06
                             ----------------                 ----------                ---------
Non-GAAP Financial Measure      $188,197                        $115,225                  $2.18




                                     - END -